EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 30, 2016 by and among Numerex Corp. (the “Company”)  and the entities and natural persons set forth in Exhibit A hereto (collectively, “Viex”) (each of the Company and Viex, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Viex is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 1,842,393 shares (the “Shares”), or approximately 9.5%, of the Common Stock issued and outstanding on the date hereof;

WHEREAS, as of the date hereof, the Company and Viex have determined to come to an agreement to modify the composition of the Board of Directors of the Company and as to certain other matters relating to, among other things, the Company’s 2016 annual meeting of shareholders (the “2016 Annual Meeting”) as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.	Board Matters, Nomination and Election of Directors and Related Agreements.

(a) Board Composition and Size. Upon the execution of this Agreement, the Company agrees to cause the Company’s Board of Directors (the “Board”) to increase the number of members of the Board by one (1), so that the size of the Board will be set at eight (8) members and (ii) appoint Eric Singer (the “Viex Designee”) to fill the vacancy created thereby.  As promptly as practical following such appointment, the Company shall, in accordance with Section 214 of the Company’s bylaws, take all necessary action to elect the Viex Designee to the Audit Committee and the Nominating / Corporate Governance Committee.  Through the Standstill Period (as defined below), the Board and all applicable committees and subcommittees of the Board shall not recommend or take action to increase the size of the Board to more than eight (8) directors.

(b) Nomination and Election of Directors.  The Board and all applicable committees and subcommittees of the Board shall take all action necessary so that at the Company’s 2016 Annual Meeting, the Board shall nominate Brian Igoe (the “Independent Director”), together with the Viex Designee, Stratton J. Nicolaides, Marc Zionts, Tony Holcombe, Sherrie A McAvoy, Jerry A. Rose, and Andrew Ryan (the “2016 Nominees”) for election to the Board at the 2016 Annual Meeting.  The Board and all applicable committees and subcommittees of the Board shall not recommend or nominate any persons other than the 2016 Nominees for election to the Board at the 2016 Annual Meeting.

(c) Replacement Directors.  If, after the 2016 Annual Meeting, any of the Viex Designee or the Independent Director or any Replacement Director (as defined below) is unable to serve as a director during the Standstill Period (as defined below), and at such time Viex beneficially owns in the aggregate at least 5.0% of the Company’s then-outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then Viex shall have the ability to recommend a substitute person (the “Replacement Director”) to the Board, who (i) qualifies as “independent” pursuant to the Securities and Exchange Commission (“SEC”) and NASDAQ listing standards, shall have relevant financial and business experience to serve on the Board, and shall be reasonably acceptable to the Governance and Nominating Committee acting in good faith, and (ii) in the case of a Replacement Director for the Independent Director,  shall not be an Affiliate or Associate of Viex (as such terms are defined in Section 2 below).   If the Governance and Nominating Committee does not accept a substitute person recommended by Viex, Viex shall have the right to recommend additional person(s).  After the Governance and Nominating Committee and Viex jointly recommend a Replacement Director to the Board, the Board shall vote on the appointment of such Replacement Director to the Board, and if approved (such approval not to be unreasonably withheld or delayed), such Replacement Director shall be immediately appointed to the Board.  If the Board does not approve any Replacement Director, Viex shall have the right to recommend additional person(s) to serve as a Replacement Director.

(d) Waiver and Agreement.  The Company represents that it has received from Gwynedd Resources, Ltd. (“Gwynedd”) (i) an irrevocable waiver, in which Gwynedd has waived all of its rights through the term of the Standstill Period (as defined below) to designate an additional director as a result of the increase in the number of members of the Board to eight (8), and (ii) a written agreement that  Gwynedd shall (x) continue to have the right to vote all of the shares of Common Stock it holds as of the date hereof through the 2016 Annual Meeting and (y) appear in person or by proxy at the 2016 Annual Meeting and vote all shares of Common Stock of the Company beneficially owned by it at the meeting in favor of the election of the 2016 Nominees.  The Company agrees that through the term of the Standstill Period, it shall not grant Gwynedd any additional rights beyond the rights set forth in that certain Letter Agreement by and between the Company and Gwynedd dated October 15, 1994 with respect to the composition of the Board or with respect to matters relating to the 2016 Annual Meeting, without the consent of the Viex Designee.

Section 2.	Covenants.

(a) Viex agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(b) Viex agrees that it will (1) continue to have the right to vote all of the Shares held as of the date hereof through the 2016 Annual Meeting and (2) appear in person or by proxy at the 2016 Annual Meeting and vote all shares of Common Stock of the Company beneficially owned by Viex at the meeting (x) in favor of the election of the 2016 Nominees and (y) in accordance with the Board’s recommendations with respect such other proposals as may properly come before the 2016 Annual Meeting; provided, however, that to the extent that the recommendation of both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board's recommendation with respect to any matter other than nominees for election as directors to the Board, Viex shall have the right to vote in accordance with the recommendation of ISS and Glass Lewis with respect to such matters.

(c) Viex acknowledges that all members of the Board, including the 2016 Nominees (and any Replacement Director), are required to (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, director confidentiality policies, and corporate governance guidelines, (ii) not disclose or use any Company business and information, including discussions of matters considered in meetings of the Board or Board committees, (iii) complete the Company’s customary director & officer questionnaire and other reasonable and customary director onboarding documentation and procedures required by the Company in connection with the election or appointment of Board members, and (iv) consent to be named as a nominee in the Company’s proxy statement and to serve as a director if elected.  The Viex Designee shall provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable timely filing of the Company’s proxy statement. Viex has not and will not enter into any monetary or other arrangements with any of the Company’s directors or director nominees.

Section 3.	Standstill Provisions.

Viex agrees that from the date of this Agreement until the date that is ten (10) business days prior to the deadline for the submission of shareholder nominations of individuals for election to the Board of Directors at the 2017 Annual Meeting pursuant to the Bylaws (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i) purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock, such that Viex, together with its Affiliates and Associates (as defined in Section 2(a)) would, in the aggregate, beneficially own a number of shares in excess of 10% of the then outstanding shares of Common Stock;

(ii) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(iii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Viex to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iv) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Viex and otherwise in accordance with this Agreement;

(v) seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(vi) (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, amalgamation, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company (an “Extraordinary Transaction”), or encourage, initiate or support any other third party with respect to any of the foregoing, (C) make any public communication in opposition to any Extraordinary Transaction approved by the Board, (D) call or seek to call a special meeting of shareholders, or (E) initiate, encourage or participate in any “withhold” or similar campaign with respect to any annual or special meeting of shareholders of the Company, directly or indirectly;

(vii) seek, alone or in concert with others, representation on the Board, except as specifically permitted in this Agreement;

(viii) seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 2;

(ix) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(x) disclose any intention, plan or arrangement inconsistent with any provision of this Section 3.

Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its shareholders (it being understood and agreed that neither Viex nor any of its Affiliates or Associates shall seek to do indirectly through the Viex Designee, the Independent Director or any Replacement Director anything that would be prohibited if done by Viex or its Affiliates and Associates).  The provisions of this Section 3 shall also not prevent Viex from freely voting its shares of Common Stock (except as otherwise provided in Section 2 hereto) or taking any actions as specifically contemplated in Section 1.

Section 4.	Representations and Warranties of the Company.

The Company represents and warrants to Viex that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5.	Representations and Warranties of Viex.

Viex represents and warrants to the Company that (a) the authorized signatory of Viex set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Viex thereto, (b) this Agreement has been duly authorized, executed and delivered by Viex, and is a valid and binding obligation of Viex, enforceable against Viex in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Viex as currently in effect, (d) the execution, delivery and performance of this Agreement by Viex does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Viex, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Viex is deemed to beneficially own in the aggregate 1,842,393 shares of Common Stock, and (f) as of the date hereof, Viex does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

Section 6.	Press Release.

Promptly following the execution of this Agreement, the Company and Viex shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee or subcommittee thereof) nor Viex shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Viex shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange (and, in any event, each Party will provide the other Party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each Party will consider any comments from the other in good faith) or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

Section 7.	Expenses.

Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse Viex for its reasonable, documented out-of-pocket fees and expenses in connection with the 2016 Annual Meeting and the negotiation and execution of this Agreement in an amount not to exceed in the aggregate $30,000.

Section 8.	Specific Performance.

Each of the members of Viex, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Viex (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 8 is not the exclusive remedy for any violation of this Agreement.

Section 9.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

Section 10.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Numerex Corp.
Attention: Marc Zionts
Facsimile: (770) 693-5951
Email: mzionts@numerx.com

With copies (which shall not constitute notice) to:	Arnold & Porter LLP
601 Massachusetts Ave, NW
Washington, DC 20001
Attention: Richard E. Baltz
Telephone: (202) 942-5124
Facsimile: (202) 942-5999
Email: Richard.Baltz@aporter.com

and to:
The Ryan Law Group LLP
14 E 4th Street, Suite 406
New York, NY 10012
Attention: Andrew Ryan
Telephone: (212) 944-7300
Email: ar@trlg-llp.com

If to Viex or any member thereof:	Viex Capital Advisors, LLC
825 Third Avenue, 33rd Floor
Attention: Eric Singer
Telephone: (212) 752-5750
Email: singer@viexcapital.com

Olshan Frome Wolosky LLP
With a copy (which shall not constitute notice) to:	Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky
Telephone: (212) 451-2333
Facsimile: (212) 451-222
Email: swolosky@olshanlaw.com

Section 11.	Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law. The Parties irrevocably agree that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the US District Court for the Eastern District of Pennsylvania or the Court of Common Pleas of Bucks County (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within the Commonwealth of Pennsylvania) and any appellate court therefrom.  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

Section 13.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives. This Section shall not limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law.  Notwithstanding the foregoing, nothing in this Section 14 shall be deemed to prevent any Party from complying with a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, provided that, solely in the case of any disclosure that is proposed or required to appear in any required disclosure relating thereto, such Party must provide written notice, to the extent legally permissible and practicable under the circumstances, to the other Party prior to making any such public disclosure and reasonably consider any comments of such other Party.

Section 14.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to this subject matter.   There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Viex. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Viex, the prior written consent of the Company, and with respect to the Company, the prior written consent of Viex. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

NUMEREX CORP.

By: /s/ Marc Zionts
Name: Marc Zionts
Title:   Chief Executive Officer

[Signature Page to Agreement]

VIEX Opportunities Fund, LP – Series One

By:	VIEX GP, LLC General Partner

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX GP, LLC

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX Special Opportunities Fund II, LP

By:	VIEX Special Opportunities GP II, LLC General Partner

/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX Special Opportunities GP II, LLC

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX Special Opportunities Fund III, LP

By:	VIEX Special Opportunities GP III, LLC General Partner

/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX Special Opportunities GP III, LLC

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX Capital Advisors, LLC

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

/s/ Eric Singer
Eric Singer

EXHIBIT A

Viex Opportunities Fund, LP – Series One
Viex Special Opportunities Fund II, LP
Viex Special Opportunities Fund III, LP
Viex GP, LLC
Viex Special Opportunities GP II, LLC
Viex Special Opportunities GP III, LLC
Viex Capital Advisors, LLC
Eric Singer

EXHIBIT B

For Immediate Release

Numerex Announces Agreement with Viex Capital Advisors

ATLANTA, March xx, 2016 – Numerex Corp (NASDAQ:NMRX), a leading provider of managed machine-to-machine (M2M) enterprise solutions enabling the Internet of Things (IoT), today announced that on March xx, 2016, it entered into an agreement with Viex Capital Advisors, LLC and certain of its affiliates (collectively, "Viex"), under which Eric Singer, Founder and Managing Member of Viex Capital Advisors, LLC, was immediately appointed to the Board of Directors of Numerex and Numerex agreed to nominate a new independent director, Brian Igoe, Chief Investment Officer of the Rainin Group, Inc., for election to the Board at the Company’s upcoming 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”).  Mr. Singer will also serve on the Audit and Nominating/Corporate Governance Committees of the Board.  As part of the agreement, the Board will be expanded to eight people and the Nominees standing for election at the 2016 Annual Meeting will including Eric Singer, Brian Igoe, Marc Zionts, Stratton Nicolaides, Andrew Ryan, Sherrie McAvoy, Tony Holcombe and Jerry Rose.  E. James Constantine, who has served as a director since 2008, will not be standing for re-election.

"We are pleased to welcome Eric and Brian to the Numerex Board of Directors who will bring financial expertise and significant industry relationships to our Board," said Marc Zionts, Numerex’s Chief Executive Officer.  “We believe Viex’s involvement at Numerex has contributed to a positive change to the Board’s composition and believe the agreement we have reached today will benefit all Numerex shareholders.”

Eric Singer of Viex said, "We appreciate the meaningful dialogue we have had with Marc and commend the Board’s thoughtful engagement with us over the past couple of months.  We are pleased we were able to reach this agreement with Numerex and I look forward to working constructively with the other Board members to enhance shareholder value for the benefit of all shareholders."

As part of the agreement, the Company has agreed that until the date that is ten business days prior to the deadline for the submission of shareholder nominations of director candidates for the 2017 annual meeting of shareholders pursuant to the Company’s Bylaws (such period, the “Standstill Period”), the Board will not be increased to more than eight members. Over the same period, Viex has agreed to abide by certain customary standstill provisions and has agreed to vote in favor of the Company’s slate of director nominees at the 2016 Annual Meeting and certain other matters.

In connection with the agreement, the Company received from Gwynedd Resources, Ltd. (“Gwynedd”) an irrevocable waiver through the term of the Standstill Period, in which Gwynedd has waived its right to appoint a second director to the Board as a result of the increase in the number of members of the Board to eight.  Gwynedd has also agreed to vote in favor of the Company’s nominees at the 2016 Annual Meeting.

Eric Singer, age 42, has served as the managing member of each of VIEX GP, LLC, the general partner of VIEX Opportunities Fund, LP – Series One (“Series One”) and VIEX Opportunities Fund, LP – Series Two (“Series Two”), VIEX Special Opportunities GP II, LLC, the general partner of VIEX Special Opportunities Fund II, LP (“VSO II”), and Viex Capital Advisors, LLC, the investment manager of Series One, Series Two, VSO II and certain other investment funds, since May 2014.  The principal business of Series One, Series Two and VSO II is investing in securities.  From March 2012 until September 2014, Mr. Singer served as co-managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P. (“PCP III”), and Potomac Capital Management II, L.L.C., the general partner of Potomac Capital Partners II, L.P. (“PCP II”) and served as an advisor to Potomac Capital Management, L.L.C. and its related entities from May 2009 until September 2014.  The principal business of PCP III and PCP II is investing in securities.  From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. Mr. Singer currently serves on the board of directors of TigerLogic Corporation (NASDAQ: TIGR), a global provider in engagement solutions, including Postano social media aggregation, display and fan engagement platform and Omnis mobile development platform, since January 2015, and IEC Electronics Corp. (NYSE MKT: IEC), a provider of electronic manufacturing services to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors, since February 2015.  Mr. Singer previously served as a director of Meru Networks, Inc. (NASDAQ: MERU), a Wi-Fi network solutions company, from January 2014 until January 2015, PLX Technology, Inc. (NASDAQ: PLXT), a semiconductor company, from December 2013 until its sale in August 2014, Sigma Designs, Inc. (NASDAQ: SIGM), a semiconductor company, from August 2012 until December 2013, including as its Chairman of the Board from January 2013 until December 2013, and Zilog Corporation (NASDAQ: ZILG), a semiconductor company, from August 2008 until its sale in February 2010.  Mr. Singer holds a B.A. from Brandeis University.

Brian Igoe, age 60, has been the Chief Investment Officer of the Rainin Group, Inc., a family office responsible for the investments of the Kenneth Rainin Foundation, since July 2008. Previously, Mr. Igoe was a Managing Director of Pequot Capital Management and served as the Chief Investment Officer for the firm’s emerging managers strategy from 2006 to 2008. Prior to this role, Mr. Igoe was one of the founders of Nyes Ledge Capital Management, a hedge fund of funds firm from 2004 to 2005. Before this role, Mr. Igoe was a managing member of Igoe Capital Partners, LLC, where he founded a hybrid public/private equity investment firm with a primary focus on the small and micro-cap sectors. Previously, Mr. Igoe was a Managing Director at Cambridge Associates, Inc. where he served as the Director of the Marketable Securities Manager Research Group. Early in his career, Mr. Igoe held several other positions in the investment management industry. Mr. Igoe currently serves as a member of the Board of Directors of Electro Dunas SA, a Peruvian electric utility distribution company. Mr. Igoe graduated with a B.A. in Economics from Yale University and received his M.B.A. from the Tuck School of Business at Dartmouth.

The complete agreement between Numerex and Viex will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Numerex

Numerex Corp. (NASDAQ:NMRX) is a leading provider of managed enterprise solutions enabling the Internet of Things (IoT). The Company's solutions produce new revenue streams or create operating efficiencies for its customers. Numerex provides its technology and services through its integrated platforms, which are generally sold on a subscription basis. The Company offers a portfolio of managed end-to-end IoT solutions including smart devices, network connectivity and service applications capable of addressing the needs of a wide spectrum of vertical markets and industrial customers. The Company's mission is to empower enterprise operations with world-class, managed IoT solutions that are simple, innovative, scalable, and secure. Numerex is ISO 27001 information security-certified, highlighting the Company's focus on data security, service reliability and around-the-clock support of its customers. For additional information, please visit www.numerex.com.

Statements contained in this press release concerning Numerex that are not historical fact are “forward-looking” statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex's filings with the Securities and Exchange Commission, could cause Numerex's results to differ materially from current expectations as expressed in this press release. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statement.

© 2016 Numerex Corp. All rights reserved. Numerex, the Numerex logo, and all other marks contained herein are trademarks of Numerex Corp. and/or Numerex-affiliated companies. All other marks contained herein are the property of their respective owners.

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Media Contact:
Thomas McKay
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(770) 485-2552
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Ken Gayron
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kgayron@numerex.com